                                    FORM OF
                          EXPENSE LIMITATION AGREEMENT


         EXPENSE LIMITATION AGREEMENT, made as of the __th day of ________, 2000, between and among Pacific Global Fund, Inc., a Maryland corporation doing business as Pacific Advisors Fund Inc. (the "Corporation"), on behalf of the Multi-Cap Value Fund (the "Fund"), and Pacific Global Investment Management Company, a California corporation (the "Manager").

                              W I T N E S S E T H:

         WHEREAS, the Corporation, on behalf of the Fund, and the Investment Manager have entered into an Investment Management Agreement, dated ________ __, 2002 (the "Management Agreement"), pursuant to which the Investment Manager will render investment management and advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

         WHEREAS, the Corporation, and the Manager have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain Fund expenses at a level below the level to which the Fund would normally be subject during its start-up period.

         NOW THEREFORE, the parties hereto agree as follows:

1        EXPENSE LIMITATION

         1.1 APPLICABLE EXPENSE LIMIT. For each Class of the Fund, to the extent that the Class Operating Expenses in any fiscal year exceed the applicable Class Operating Expense Limit, such excess amount (the "Class Excess Amount") shall be the liability of the Manager. As used herein, "Class Operating Expenses" shall mean the aggregate expenses of every character incurred by the Fund in any fiscal year, including but not limited to investment advisory fees of the Manager (but excluding interest, taxes, brokerage commissions, and other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of the Fund's business, and repayments pursuant to Section 2 hereof) attributable to such Class in accordance with the Corporation's Multi-Class Plan pursuant to Rule 18f-3 under the 1940 Act, as such Plan is in effect from time to time (the "Multi-Class Plan").

         1.2 CLASS OPERATING EXPENSE LIMIT. The Class Operating Expense Limit for the Fund's Class A Shares shall equal 2.50% of the average daily net assets of the Fund attributable to Class A Shares. The Class Operating Expense Limit for the Fund's Class C Shares shall equal 3.25% of the average daily net assets of the Fund attributable to Class C Shares.

         1.3      METHOD OF COMPUTATION.

                  1.3.1 FEE WAIVER. Fee Waivers will be determined separately for each Class as follows. For each Class, as of the first day of each fiscal quarter, the annual Class Operating Expenses for the Fund's current fiscal year shall be estimated by adding (a) the Class Operating Expenses actually incurred as of the first day of such quarter to (b) an estimate of the Class Operating Expenses for the remainder of such fiscal year. If such estimate exceeds the applicable Class Operating Expense Limit, the Manager shall waive or reduce its investment management fees for each month of such quarter with respect to such Class by an amount sufficient to reduce the estimated Class Operating Expenses for such quarter to an amount no higher than the applicable Class Operating Expense Limit. If a waiver of all of the investment management fees with respect to such Class for such quarter will not reduce the estimated Class Operating Expenses below the applicable Class Operating Expense Limit, the Manager will reimburse the Fund, for the benefit of such Class, for the difference in accordance with Section 1.3.2 herein.

                  1.3.2 EXPENSE REIMBURSEMENT. Expense reimbursement payments will be determined separately for each Class as follows. For each Class, as of the last day of each fiscal quarter, the Investment Manager shall determine the actual year-to-date Class Operating Expenses and the actual year-to-date average daily net assets of the Fund attributable to such Class. If at that time the actual year-to-date Class Operating Expenses (net of any fee waiver or reduction) exceed the year-to-date portion of the applicable Class Operating Expense Limit, the Manager shall pay to the Fund, for the account of such Class, an amount sufficient to reduce the year-to-date Class Operating Expenses (net of any fee waiver or reduction) to the year-to-date portion of the applicable Class Operating Expense Limit. Each payment due under this Section 1.3.2 shall be due no later than 30 days after the end of the relevant fiscal quarter.

         1.4 YEAR-END ADJUSTMENT. Each year, if necessary, within 30 days after the completion of the audit of the Company's financial statements for such fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment management fees waived or reduced and other payments remitted by the Managers to the Fund with respect to each Class with respect to such fiscal year shall equal the applicable Class Excess Amount.

         1.5 TERMINATION OF FEE WAIVER AND EXPENSE REIMBURSEMENTS. At any time upon 90 days notice to the Fund, the Manager may terminate its obligations to make fee waivers and pay expense reimbursement payments pursuant to Section 1 hereof.

2        TERM AND TERMINATION OF AGREEMENT.

         This Agreement shall continue in effect for a period of one year from the date of its execution and from year to year thereafter provided such continuance is specifically approved by a majority of the Directors of the Corporation who (i) are not "interested persons" of the Corporation or any other party to this Agreement, as defined in the Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Directors"). Nevertheless, this Agreement may be terminated by either party hereto, without payment of any penalty, upon 90 days' prior written notice to the other party at its principal place of business; provided that, in the case of termination by the Fund, such action shall be authorized by resolution of a majority of the Non-Interested Directors of the Corporation or a vote of a majority of the outstanding voting securities of the Fund.

3        MISCELLANEOUS.

         3.1 NOTICES. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, (a) if to the Manager, to Pacific Global Investment Management Company, 206 North Jackson Street, Suite 301, Glendale, CA 91206, and (b) if to the Corporation, at the foregoing office of the Investment Manager.

         3.2 CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         3.3 INTERPRETATION. Nothing herein contained shall be deemed to require the Fund or the Corporation to take any action contrary to the its Articles of Incorporation or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Directors of its responsibility for and control of the conduct of the affairs of the Corporation or the Fund.

         3.4 DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement, shall have the same meaning as and be resolved by reference to such Agreement.

         3.5 GOVERNING LAW. Except insofar as the 1940 Act or other federal laws or regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Maryland.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.


ATTEST:                               PACIFIC GLOBAL FUND, INC.
                                      d/b/a PACIFIC ADVISORS FUND INC.
                                      ON BEHALF OF THE MULTI-CAP VALUE
                                      FUND



                                      By:
                                         ---------------------------------------
Secretary

ATTEST:                               PACIFIC GLOBAL INVESTMENT
                                      MANAGEMENT COMPANY



                                      By:
                                         ---------------------------------------
Secretary